Exhibit 23.2

[FORTNER, BAYENS, LEVKULICH & CO., P.C. LETTERHEAD]

CONSENT OF ACCOUNTING FIRM

We hereby consent to the use of our report dated February 5, 2004, relating to the consolidated financial statements of Centennial Bank Holdings, Inc. and Subsidiaries, which report appears in the December 31, 2005 Annual Report on Form 10-K of Centennial Bank Holdings, Inc.

/s/ FORTNER, BAYENS, LEVKULICH & CO., P.C.

FORTNER, BAYENS, LEVKULICH & CO., P.C.

Denver, Colorado

June 9, 2006